Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

G Medical Innovations Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value $0.0001 per share, reserved for future issuance under the Plan	Rule 457(c)	4,018,281	(2)	$0.3787	(3)	$1,521,723.01	$0.00011020	$167.69
	Total Offering Amounts							$1,521,723.01		$167.69
	Total Fees Previously Paid									---
	Total Fee Offsets									---
	Net Fee Due									$167.69

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Represents the additional ordinary shares reserved for future issuance under the G Medical Innovations Holdings Ltd. 2016 Global Amended And Restated Equity Incentive Plan, G Medical Innovations Holdings Ltd. – Israel Sub-Plan and G Medical Innovations Holdings Ltd. – U.S. Sub-Plan, as amended from time to time, or, collectively, the Plans.

(3)

Estimated in accordance with Rule 457(c) under the Securities Act, based upon the average of the high ($0.3864) and low ($0.3711) sales prices of the registrant’s ordinary shares as reported on the Nasdaq Capital Market on June 30, 2023.